Exhibit 99.1

News for Immediate Release

Contact: Kenneth Klipper
Chief Financial Officer
First Marblehead
800 Boylston Street, 34th FL
Boston, MA 02199
617.638.2065

First Marblehead Announces Fourth Quarter and Full Year Financial Results

Results from Operations Improve 21% as Monogram®-based Facilitated Loan Volumes Double from the Prior Fiscal Year

BOSTON, MA, August 15, 2013 — The First Marblehead Corporation (NYSE: FMD) today announced its financial and operating results for the fourth quarter  and full fiscal year ended June 30, 2013.  Results for the fiscal year ended June 30, 2013 included facilitated loan volumes, income and expenses of our subsidiary Cology LLC (“Cology”) since our acquisition of a substantial portion of its operating assets on October 19, 2012.

For the fiscal year ended June 30, 2013, total facilitated loan volumes were $298.2 million. Monogram-based facilitated loan volumes for the fiscal year ended June 30, 2013 were $133.7 million, up 110% from the prior fiscal year. Total facilitated loan volumes for the quarter ended June 30, 2013 were $78.0 million, including $61.8 million facilitated by Cology. Monogram-based facilitated loan volumes for the quarter totaled $16.2 million, up $5.4 million, or 50%, from the same period a year ago.

Loan disbursements for the fiscal year ended June 30, 2013 totaled $442.8 million, including $131.9 million of Monogram-based loans and $310.9 million by Cology. The disparity between facilitated and disbursed loan volumes was created by the timing of Cology’s facilitated loan volume occurring before its acquisition.

“We believe that our significant growth in loan volumes and revenue diversification have led to an expansion of our revenue base that, when coupled with our cost reduction efforts, has resulted in strong improvements in the Company’s overall financial results since last year,” said Daniel Meyers, Chairman and Chief Executive Officer. “We believe that we can continue this progress in fiscal 2014,” added Mr. Meyers.

For the fiscal year ended June 30, 2013, the Company recorded a loss from operations of $49.5 million compared to a loss from operations of $62.7 million for the fiscal year ended June 30, 2012, an improvement of 21% year-over-year.  For the fiscal year ended June 30, 2013, revenues increased 10% primarily as a result of $1.9 million in higher net interest income, $1.7 million in increased administrative and other fee revenues, principally from Monogram-based loan originations, and a $1.1 million increase in the fair value of service revenue receivables.  In addition, overall expense levels declined approximately 9%, or $9.2 million, for the fiscal year ended June 30, 2013 compared to the fiscal year ended June 30, 2012, as the Company continued to execute on its cost reduction efforts.

The net loss from continuing operations for the fiscal year ended June 30, 2013 was $50.2 million, or ($0.47) per common share, compared to a net loss from continuing operations of $33.6 million, or ($0.30) per common share, for the fiscal year ended June 30, 2012.  The fiscal year ended June 30, 2012 included significant non-cash gains related to the deconsolidation of the GATE trusts as well as an income tax benefit from continuing operations that, in the aggregate, totaled $27.5 million, or $0.25 per common share.

The net loss from continuing operations for the fourth quarter of fiscal 2013 was $15.2 million, or ($0.14) per common share, compared to a net loss from continuing operations of $14.0 million, or ($0.14) per common share, for the same period a year ago.  Income tax expense was $1.6 million higher in the fourth quarter of fiscal 2013, primarily as a result of a $1.0 million adjustment to the Company’s state income tax accrual.

Company Liquidity

As of June 30, 2013, the Company had $137.1 million in cash, cash equivalents and short-term investments compared to $208.5 million at June 30, 2012. The decrease of $71.4 million is a result of investing $52.4 million in available-for-sale securities, private education loans and mortgage loans at Union Federal Savings Bank, $42.5 million to fund operations, $4.7 million related to cash paid for a substantial portion of the operating assets of Cology, Inc. and its affiliates and $9.1 million in additional deposits for participation interest accounts. These uses were partially offset by a net growth in deposits at Union Federal Savings Bank of $40.5 million.

Net operating cash usage* for the fiscal year ended June 30, 2013 was $42.5 million, a $10.6 million, or 20%, reduction compared to the fiscal year ended June 30, 2012 as cash expenses fell $8.3 million year-over-year.

Net operating cash usage for the quarter ended June 30, 2013 was $10.1 million, a $1.3 million, or 12%, reduction compared to the three months ended June 30, 2012.

* See below under the heading “Use of Non-GAAP Financial Measures.”

IRS Audit Update

As previously disclosed, our federal income tax returns have been under audit by the Internal Revenue Service (the “IRS”) in connection with the sale of the trust certificate of the NC Residual Owners Trust (“Trust Residuals”).  As part of that audit process, the Company expects to receive a Notice of Proposed Adjustment (“NOPA”).  The NOPA, when issued, is an initial IRS position and not a final determination, and as a result, does not require a payment of tax at this time.

The Company expects that the NOPA would seek to disallow the loss that generated the tax refunds previously received by the Company as well as require the Company to include in its tax returns any taxable income of the Trust Residuals from the March 31, 2009 sale date through June 30, 2011. The disallowance of the loss, coupled with the additional taxable income after the sale date, creates a proposed adjustment which we estimate to be approximately $300 million plus interest.

The Company continues to believe that its position is a strong one and intends to vigorously contest any proposed adjustment.  The Company has evaluated the information expected to be included in the NOPA and has concluded that it does not change the Company’s assessment of the ultimate outcome of this matter and, in accordance with relevant accounting guidance, the Company has not recorded an accrual for this matter in its consolidated financial statements.

Quarterly Conference Call

First Marblehead will host a conference call on Thursday, August 15, 2013 at 5:00 p.m. Eastern time to discuss its operating results.  Investors and other interested parties are invited to listen to the conference call via a simultaneous internet broadcast on the Company’s website at www.firstmarblehead.com, under “For Investors,” or by dialing (888) 317-6003 from the United States or (412) 317-6061 from abroad and entering the pass code 1127997.

A replay will be available approximately one hour after completion of the call on First Marblehead’s website or by dialing (877) 344-7529 from the United States or (412) 317-0088 from abroad and entering the pass code 10032659.  The replay will be available for two weeks.

About The First Marblehead Corporation First Marblehead helps meet the need for education financing by offering national and regional financial institutions and educational institutions the Monogram® platform, an integrated suite of design, implementation and credit risk management services for private label, customizable private education loan programs. For more information, please see www.firstmarblehead.com. First Marblehead supports responsible lending and is a strong proponent of the smart borrowing principle, which encourages students to access scholarships, grants and federally-guaranteed loans before considering private education loans; please see www.SmartBorrowing.org. Through its subsidiary, Union Federal Savings Bank, First Marblehead offers private education loans, residential and commercial mortgage loans and retail savings, money market and time deposit products. For more information, please see www.unionfsb.com. First Marblehead also offers outsourced tuition planning, billing, payment technology services and refund management services through its subsidiary Tuition Management Systems LLC. For more information, please see www.afford.com. Through its subsidiary, Cology LLC, First Marblehead offers private education loan processing and disbursement services as well as life-of-loan servicing for lenders. For more information, please see www2.cology.com.

Statements in this press release, including the financial tables, regarding First Marblehead’s future financial and operating results and liquidity, including the characteristics, pricing or performance of future Monogram-based private education loan portfolios, our expectations as to future financial success and proceedings related to our federal and state income tax returns, including any challenge to the tax refunds previously received as a result of the audit being conducted by the Internal Revenue Service, as well as any other statements that are not purely historical, constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon our historical performance, and on our plans, estimates and expectations as of August 15, 2013. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future results, plans, estimates, intentions or expectations expressed or implied by us will be achieved. You are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, legislative, regulatory, competitive and other factors, which may cause our actual financial or operating results, facilitated loan volumes and resulting cash flows or financing-related revenues, or the timing of events, to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include: market acceptance of, and demand for, our Monogram platform and fee-based service offerings, including our success in negotiating loan program agreements with additional clients; the successful sales and marketing of Monogram-based loan offerings, including the volume of loan applications and the extent to which loan applications ultimately result in disbursed loans; the volume, timing and performance of disbursed loans; the size and structure of any credit enhancement provided by First Marblehead in connection with our Monogram platform; our success in designing, implementing and commercializing private education loan programs through Union Federal, including receipt of and compliance with regulatory approvals and conditions with respect to such programs; the successful sales and marketing of the products and services offered by Tuition Management Systems LLC and Cology LLC; capital markets conditions and our ability to structure securitizations or alternative financings; the size, structure and timing of any such securitizations or alternative financings; any investigation, audit, claim, regulatory action or suit relating to the transfer of the trust certificate of NC Residuals Owners Trust or the asset services agreement between the purchaser and First Marblehead, including any challenge to tax refunds previously received as a result of the audit being conducted by the Internal Revenue Service; resolution of litigation and regulatory proceedings pertaining to our Massachusetts state income tax returns; our success in integrating the operations of Cology LLC and realizing the anticipated benefits of our acquisition of a substantial portion of the operating assets of Cology, Inc. and its affiliates, including additional fee-based revenues; the estimates and assumptions we make in preparing our financial statements, including quantitative and qualitative factors used in determining the estimate of the fair value of service revenue receivables and deposits for participation interest accounts; and the other factors set forth under the caption “Part I – Item 1A. Risk Factors” in First Marblehead’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2013. Important factors that could cause or contribute to future adjustments to the estimates and assumptions we make in preparing our financial statements include: actual transactions or market observations relating to asset-backed securities, loan portfolios or corporate debt securities; variance between our performance assumptions and the actual performance of the loan portfolios held by the GATE trusts, Union Federal Savings Bank or First Marblehead’s clients (the “Portfolios”); economic, legislative, regulatory, competitive and other factors affecting discount, default, recovery and prepayment rates on the Portfolios, including general economic conditions, the consumer credit environment and unemployment rates; management’s determination of which qualitative and quantitative factors should be weighed in our estimates, and the weight to be given to such factors; capital markets receptivity to securities backed by private education loans;  interest rate trends; any challenge to the tax refunds previously received as a result of the audit being conducted by the Internal Revenue Service; and the resolution of our appeal in the cases pertaining to our Massachusetts state income tax returns. We specifically disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release, even if our estimates change, and you should not rely on those statements as representing our views as of any date subsequent to the date of this press release.

The First Marblehead Corporation and Subsidiaries
Consolidated Statements of Operations
For the Three and Twelve Months Ended June 30, 2013 and 2012
(unaudited)
(dollars and shares in thousands, except per share amounts)

	Three months ended June 30,		Twelve months ended June 30,
	2013	2012	2013	2012
Revenues:
Net interest income:
Interest income	$1,598	$1,060	$5,685	$3,290
Interest expense	(402)	(236)	(1,422)	(915)
Net interest income	1,196	824	4,263	2,375
(Provision) credit for loan losses	(198)	139	(148)	615
Net interest income after (provision) credit for loan losses	998	963	4,115	2,990
Non-interest revenues:
Tuition payment processing fees	4,404	4,372	26,668	26,544
Administrative and other fees	2,357	2,823	11,595	9,925
Fair value changes to service revenue receivables	11	745	2,068	947
Total non-interest revenues	6,772	7,940	40,331	37,416
Total revenues	7,770	8,903	44,446	40,406
Non-interest expenses:
Compensation and benefits	10,750	9,656	40,413	42,052
General and administrative	12,009	13,973	53,582	61,101
Total non-interest expenses	22,759	23,629	93,995	103,153
Loss from operations	(14,989)	(14,726)	(49,549)	(62,747)
Other income:
Gain from deconsolidation of trusts	—	—	—	9,514
Proceeds from TERI settlement	—	280	702	1,685
Other	946	—	946	—
Total other income	946	280	1,648	11,199
Loss from continuing operations, before income taxes	(14,043)	(14,446)	(47,901)	(51,548)
Income tax expense (benefit) from continuing operations	1,150	(466)	2,296	(17,955)
Net loss from continuing operations	(15,193)	(13,980)	(50,197)	(33,593)
Discontinued operations, net of taxes	—	40	—	1,135,821
Net (loss) income	$(15,193)	$(13,940)	$(50,197)	$1,102,228
Net (loss) income per basic common share:
From continuing operations	$(0.14)	$(0.14)	$(0.47)	$(0.30)
From discontinued operations	—	—	—	10.28
Total basic net (loss) income per common share	$(0.14)	$(0.14)	$(0.47)	$9.98
Net (loss) income per diluted common share:
From continuing operations	$(0.14)	$(0.14)	$(0.47)	$(0.30)
From discontinued operations	—	—	—	10.26
Total diluted net (loss) income per common share	$(0.14)	$(0.14)	$(0.47)	$9.96
Weighted-average common shares outstanding:
Basic	111,435	101,924	107,346	101,575
Diluted	111,435	101,924	107,346	110,667

 The First Marblehead Corporation and Subsidiaries
Consolidated Balance Sheets
As of June 30, 2013 and 2012
(unaudited)
(dollars and shares in thousands, except per share amounts)

	2013	2012
Assets
Cash and cash equivalents	$81,910	$123,497
Short-term investments, at cost	55,179	85,007
Restricted cash	87,338	65,401
Investments available-for-sale, at fair value	84,782	68,598
Education loans held-to-maturity, net of allowance of $1,659 and $1,309	62,996	33,095
Mortgage loans held-to-maturity, net of allowance of $440 and $591	12,629	7,811
Deposits for participation interest accounts, at fair value	13,147	4,039
Service revenue receivables, at fair value	14,817	16,341
Goodwill	20,066	19,548
Intangible assets, net	24,193	20,922
Property and equipment, net	6,176	4,570
Other assets	9,060	8,976
Total assets	$472,293	$457,805
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$163,977	$83,428
Restricted funds due to clients	86,994	104,981
Accounts payable, accrued expenses and other liabilities	14,884	18,133
Income taxes payable	25,922	23,414
Net deferred income tax liability	1,189	861
Total liabilities	292,966	230,817
Commitments and contingencies:
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 20,000 shares authorized; 0 and 133 shares issued and outstanding	—	1
Common stock, par value $0.01 per share; 250,000 shares authorized; 120,513 and 110,658 shares issued; 111,547 and 102,002 shares outstanding	1,204	1,106
Additional paid-in capital	456,843	452,726
Accumulated deficit	(90,824)	(40,627)
Treasury stock, 8,966 and 8,656 shares held, at cost	(187,154)	(186,828)
Accumulated other comprehensive (loss) income	(742)	610
Total stockholders’ equity	179,327	226,988
Total liabilities and stockholders’ equity	$472,293	$457,805

The First Marblehead Corporation and Subsidiaries
Facilitated and Disbursed Loan Volume Data
For the Three and Twelve Months Ended June 30, 2013 and 2012
(unaudited)
(dollars in thousands)

The following tables present our loan volume data with respect to our Monogram-based loan programs for the three and twelve months ended June 30, 2013 and 2012, as well as the private education loans processed by Cology for the period since the date of the asset acquisition through June 30, 2013:
	Three months ended June 30,
	2013					2012
	Partnered Lending	Union Federal	Monogram Loan Programs Total	Cology LLC	Total	Partnered Lending	Union Federal	Monogram Loan Programs Total
	(dollars in thousands)
Facilitated Loans	$12,869	$3,304	$16,173	$61,812	$77,985	$5,940	$4,818	$10,758
Disbursed Loans	8,990	2,195	11,185	37,053	48,238	2,827	2,618	5,445

	Twelve months ended June 30,
	2013					2012
	Partnered Lending	Union Federal	Monogram Loan Programs Total	Cology LLC (since acquisition)	Total	Partnered Lending	Union Federal	Monogram Loan Programs Total
	(dollars in thousands)
Facilitated Loans	$101,343	$32,404	$133,747	$164,462	$298,209	$26,021	$37,627	$63,648
Disbursed Loans	98,260	33,604	131,864	310,949	442,813	23,399	34,301	57,700

Use of Non-GAAP Financial Measures

In addition to providing financial measurements based on U.S. generally accepted accounting principles (“GAAP”), the Company has included in this press release an additional financial metric that it refers to as “net operating cash usage” and that was not prepared in accordance with GAAP. The Company defines “net operating cash usage” to approximate cash required to fund its operations. “Net operating cash usage” is not directly comparable to the Company’s consolidated statements of cash flows prepared in accordance with GAAP. Legislative and regulatory guidance discourages the use of, and emphasis on, non-GAAP financial metrics and requires companies to explain why a non-GAAP financial metric is relevant to management and investors.

The Company’s management and its board of directors use this non-GAAP financial metric, in addition to GAAP financial measures, as a basis for measuring and forecasting the Company’s core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measure is also used by the Company in its financial and operational decision-making.

The Company believes that the inclusion of this non-GAAP financial metric helps investors to gain a better understanding of its results, including its non-interest expenses and liquidity position. In addition, the Company’s presentation of this non-GAAP financial measure is consistent with how it expects that analysts may calculate their estimates of its financial results in their research reports and with how clients, investors, analysts and financial news media may evaluate its financial results.

There are limitations associated with reliance on any non-GAAP financial measure because any such measure is specific to the Company’s operations and financial performance, which makes comparisons with other companies’ financial results more challenging. Nevertheless, by providing both GAAP and non-GAAP financial measures, the Company believes that investors are able to compare its GAAP results to those of other companies, while also gaining a better understanding of its operating performance, consistent with management’s evaluation.

“Net operating cash usage” should be considered in addition to, and not as a substitute for, or superior to, financial information prepared in accordance with GAAP. “Net operating cash usage” excludes the effects of income taxes, acquisitions or divestitures, participation interest account net fundings and changes in other assets and other liabilities that are solely related to short-term timing of cash payments or receipts.

 In accordance with the requirements of Regulation G promulgated by the Securities and Exchange Commission, the table below presents the most directly comparable GAAP financial measure, loss from continuing operations, before income taxes, for the three and twelve months ended June 30, 2013 and 2012 and reconciles the GAAP measure to the comparable non-GAAP financial metric:

The First Marblehead Corporation and Subsidiaries
Net Operating Cash Usage, a Non-GAAP Financial Measure
For the Three and Twelve Months Ended June 30, 2013 and 2012
(unaudited)
(dollars in thousands)

	Three months ended June 30,		Twelve months ended June 30,
	2013	2012	2013	2012
Loss from continuing operations, before income taxes	$(14,043)	$(14,446)	$(47,901)	$(51,548)
Adjustments to loss from continuing operations, before income taxes:
Non-cash gain from deconsolidation of trusts	—	—	—	(9,514)
Fair value changes to service revenue receivables	(11)	(745)	(2,068)	(947)
Cash distributions from service revenue receivables	849	642	3,592	1,216
Depreciation and amortization	1,188	1,131	4,347	4,766
Stock-based compensation	993	1,044	4,214	4,647
TMS deferred revenue	2,032	1,992	(496)	(1,701)
Additions to property and equipment	(802)	(719)	(3,465)	(1,727)
Other, net of cash flows from FMDS for the first three quarters of fiscal 2012	(330)	(369)	(708)	1,738
Non-GAAP net operating cash usage	$(10,124)	$(11,469)	$(42,485)	$(53,070)